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NEWS RELEASE                                                         EXHIBIT 99

BAXTER TO SELL SERVICES COMPONENT OF RENAL BUSINESS

Company to Focus Renal Business Primarily on Product Portfolio

Deerfield, Ill., December 3, 2002 -- Baxter International Inc. (NYSE:BAX) announced today its intent to divest the majority of the services component of its Renal business and focus primarily on products used in the treatment of kidney disease. Baxter's renal services portfolio includes U.S.-based RMS Disease Management and RMS Lifeline, as well as Renal Therapy Services (RTS) dialysis centers, which are located outside the United States.

"After evaluating our current business strategy, we believe that Renal's long-term growth can be enhanced by increasing our focus and resources on expanding our product portfolio in peritoneal dialysis, hemodialysis, continuous renal replacement therapy and pharmaceuticals," said Alan Heller, senior vice president and president of Baxter's Renal business. "We believe that by selling these businesses at this time to organizations that are more focused on providing services, they will have greater opportunities for further growth."

Baxter intends to retain certain RTS centers that are integral to the company's renal products business in particular markets. The majority of the RTS centers Baxter plans to sell are located in Latin America and Europe.

The total service operations Baxter intends to divest accounted for approximately 13 percent of the Renal business' 2001 sales of $1.9 billion. Baxter expects to record an after-tax charge of approximately $250 million, or $.40 per diluted common share, against fourth-quarter earnings related to the divestiture of these businesses. Approximately 90 percent of the charge will be non-cash. In addition, the Renal services component to be divested will be accounted for as a discontinued operation in the company's financial statements.

Excluding this charge, as well as previously announced charges, including charges related to acquisitions to occur in the fourth quarter, Baxter expects to achieve sales growth in the low double digits, earnings per share growth in the mid-teens and to generate $500 million in operational cash flow (i.e., cash flow from operations of $1.2 billion to $1.4 billion before capital expenditures) in 2002, as well as for full-year 2003.

Baxter entered the renal services business in 1995, opening and acquiring RTS centers in a number of countries outside the United States. In 1996, Baxter formed RMS Disease Management to provide comprehensive patient care management for health-care providers and insurance companies. And in 1998, Baxter launched RMS Lifeline to manage outpatient clinics where dialysis patients undergo vascular access surgery.

Baxter International Inc. is a global health care company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's bioscience, medication delivery and renal therapies are used to treat individuals with such medical conditions as cancer, hemophilia, immune deficiencies, infectious diseases, kidney disease and trauma.

This news release contains forward-looking statements that involve risks and uncertainties, including demand by potential acquirers, the effect of economic conditions, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. There can be no assurance that the strategy outlined above will be successful. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.


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FOR ADDITIONAL INFORMATION:

Media Contacts:

Deborah Spak, 847-948-2349
Mary Thomas, 847-948-3506

Investor Contacts:

Neville Jeharajah, Baxter, 847-948-2875
Mary Kay Ladone, Baxter, 847-948-3371



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